Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Announces Fourth Quarter and Full Year 2021 Financial Results
and 2022 Financial Guidance

San Diego, February 22, 2022 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter and year ended December 31, 2021 and financial guidance for the year ending December 31, 2022.

2021 FINANCIAL HIGHLIGHTS
In comparing the year ended December 31, 2021 to the same period of 2020:
•Sales increased 41 percent to $702.8 million
•Worldwide pump shipments increased 41 percent to 128,312 pumps
•Gross margin improved 2 percentage points to 54 percent of sales
•Achieved positive annual operating margin
•Adjusted EBITDA(1) increased to 14 percent of sales

“Our fourth quarter performance was a strong finish to a record year in which we furthered our global leadership position in insulin therapy management,” said John Sheridan, president and chief executive officer. “We look to continue driving growth through innovation in 2022 and beyond by offering solutions that meet the different needs and preferences of people living with diabetes.”

“Our top financial priority is investing in product and business model innovations to deliver sustained, high revenue growth,” said Leigh Vosseller, executive vice president and chief financial officer. “We remain confident in achieving our long-term profitability objectives through global market expansion, innovation and continuous operational improvement.”

Fourth Quarter 2021 Financial Results Compared to Fourth Quarter 2020

•Sales: Worldwide sales increased 25 percent to $210.0 million, which included sales outside the United States of $49.1 million. This is compared to worldwide sales of $168.1 million, which included sales of $28.7 million outside the United States.

•Gross profit: Gross profit increased 26 percent to $113.7 million, compared to $90.6 million. Gross margin was 54 percent, which is the same as the fourth quarter of 2020.

•Operating income: Operating income totaled $12.7 million, or 6 percent of sales, compared to $18.7 million, or 11 percent of sales. Adjusted EBITDA(1) was $33.4 million, compared to $35.4 million, or 16 percent and 21 percent of sales, respectively.

•Net income: Net income was $10.8 million, compared to $17.0 million.

Exhibit 99.1
Full Year 2021 Financial Results Compared to Full Year 2020

•Sales: Worldwide sales increased 41 percent to $702.8 million, which included sales outside the United States of $177.9 million. This is compared to worldwide sales of $498.8 million, which included $83.2 million outside the United States.

•Gross profit: Gross profit increased 44 percent to $376.2 million, compared to $260.5 million. Gross margin improved to 54 percent of sales from 52 percent of sales.

•Operating Income (loss): Operating income was $22.7 million, or 3 percent of sales, compared to an operating loss of $8.0 million, or negative 2 percent of sales. For the year ended 2021, adjusted EBITDA(1) was $97.2 million, or 14 percent of sales, compared to $60.9 million, or 12 percent of sales.

•Net income (loss): Net income was $15.6 million, compared to a net loss of $34.4 million.

See tables for additional financial information.

2022 Financial Guidance

For the year ending December 31, 2022, the Company is providing financial guidance as follows:
•Sales are estimated to be in the range of $845 million to $860 million, which represents an annual sales growth of 20% percent to 22% percent compared to 2021
▪Includes sales outside the United States of approximately $215 million to $220 million
•Gross margin is estimated to be approximately 54 percent
•Adjusted EBITDA(1) is estimated to be in the range of 14 percent to 15 percent of sales
•Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $90 million, which include:
▪Approximately $75 million non-cash, stock-based compensation expense
▪Approximately $15 million depreciation and amortization expense

(1) See "Non-GAAP Financial Measures" below. EBITDA is a non-GAAP financial measure defined as net income (loss) excluding income taxes, interest and other non-operating items and depreciation and amortization. Adjusted EBITDA further adjusts for the change in fair value of common stock warrants and non-cash stock-based compensation expense. This definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading “Reconciliation of GAAP versus Non-GAAP Financial Results” in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Exhibit 99.1
Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “1529844.”

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results will be impacted by market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; changes in reimbursement rates or insurance coverage for the Company’s products; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; the Company’s ability to complete the development and launch of new products when anticipated; the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable; the depth and duration of the evolving COVID-19 pandemic, and the global response thereto; reliance on third-party relationships, such as outsourcing and supplier arrangements; global economic conditions; and other risks identified in the Company’s most recent Annual Report on Form 10-K and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Table A
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash, cash equivalents and short-term investments	$623,811	$484,936
Accounts receivable, net	110,725	82,195
Inventories	68,551	63,721
Other current assets	8,433	6,383
Total current assets	811,520	637,235

Property and equipment, net	50,386	50,022
Operating lease right-of-use assets	27,503	19,773
Other long-term assets	15,728	9,385
Total assets	$905,137	$716,415

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$89,007	$56,747
Deferred revenue	10,182	6,082
Common stock warrants	147	14,261
Operating lease liabilities	9,279	9,421
Other current liabilities	23,241	17,341
Total current liabilities	131,856	103,852

Convertible senior notes, net - long-term	281,467	202,984
Operating lease liabilities - long-term	23,922	15,914
Other long-term liabilities	34,780	27,360
Total liabilities	472,025	350,110

Total stockholders’ equity	433,112	366,305
Total liabilities and stockholders’ equity	$905,137	$716,415

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Table B
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Sales	$209,996	$168,065	$702,799	$498,830
Cost of sales	96,267	77,509	326,584	238,310
Gross profit	113,729	90,556	376,215	260,520
Operating expenses:
Selling, general and administrative	71,498	54,518	261,508	204,903
Research and development	29,493	17,376	92,054	63,574
Total operating expenses	100,991	71,894	353,562	268,477
Operating income (loss)	12,738	18,662	22,653	(7,957)
Total other expense, net	(1,593)	(1,624)	(6,752)	(28,325)
Income (loss) before income taxes	11,145	17,038	15,901	(36,282)
Income tax expense (benefit)	337	38	335	(1,900)
Net income (loss)	$10,808	$17,000	$15,566	$(34,382)

Net income (loss) per share, basic	$0.17	$0.27	$0.25	$(0.56)
Net income (loss) per share, diluted	$0.16	$0.22	$0.24	$(0.56)

Weighted average shares used to compute basic net income (loss) per share	63,650	62,249	63,000	60,990
Weighted average shares used to compute diluted net income (loss) per share	65,927	65,677	64,349	60,990

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Table C
SALES BY GEOGRAPHY

($'s in thousands)	(Unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Domestic:
Pump	$98,174	$94,306	4%	$319,898	$269,856	19%
Infusion sets	43,136	30,860	40%	140,387	99,743	41%
Cartridges	19,239	13,924	38%	63,375	45,342	40%
Other	333	250	33%	1,247	739	69%
Total Domestic Sales	$160,882	$139,340	15%	$524,907	$415,680	26%

International:
Pump	$26,158	$16,866	55%	$96,458	$44,851	115%
Infusion sets	15,989	9,222	73%	57,063	$28,016	104%
Cartridges	6,631	2,569	158%	23,509	$9,884	138%
Other	336	68	394%	862	$399	116%
Total International Sales	$49,114	$28,725	71%	$177,892	$83,150	114%

Total Worldwide Sales	$209,996	$168,065	25%	$702,799	$498,830	41%

TANDEM DIABETES CARE, INC.
Table D
PUMP SHIPMENTS

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Pumps Shipped:
Domestic	25,712	24,552	5%	83,317	70,825	18%
International	11,873	8,133	46%	44,995	19,946	126%
Total Pumps Shipped	37,585	32,685	15%	128,312	90,771	41%

Exhibit 99.1

TANDEM DIABETES CARE, INC.
Table E
Reconciliation of GAAP versus Non-GAAP Financial Results (Unaudited)

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net income (loss)	$10,808	$17,000	$15,566	$(34,382)
Income tax expense (benefit)	337	38	335	(1,900)
Interest income and other, net	47	(332)	(674)	(1,567)
Interest expense	1,514	4,775	6,040	12,805
Depreciation and amortization	3,520	3,427	13,845	10,451
EBITDA	16,226	24,908	35,112	(14,593)
Change in fair value of common stock warrants	32	(2,819)	1,386	17,087
Stock-based compensation expense	17,099	13,308	60,752	58,431
Adjusted EBITDA	$33,357	$35,397	$97,250	$60,925